As filed with the Securities and Exchange Commission on May 22, 1997

                         Registration No. 333-15105

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 1 TO
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                                PAYCHEX, INC.
                         __________________________
           (Exact name of registrant as specified in its charter)

        Delaware                                     16-1124166
     _______________                              ________________
     (State or other                              (I.R.S. Employer
     jurisdiction of                              Identification No.)
     incorporation or
     organization)
                          911 Panorama Trail South
                         Rochester, New York  14625
                               (716) 385-6666
                         __________________________
 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               John M. Morphy
                          Vice President of Finance
                          911 Panorama Trail South
                          Rochester, New York 14625
                               (716) 385-6666
                         __________________________
(Name, address, including zip code and telephone number, including area code, of agent for service)

                                 Copies To:
     Michael H. Messina, Esq.              William J. Schifino, Esq.
     Woods, Oviatt, Gilman, Sturman        Schifino & Fleisher, P.A.
       & Clarke LLP                        One Tampa City Center, Suite 2700
     44 Exchange Street                    201 North Franklin Street
     Rochester, New York 14614             Tampa, Florida  33602
     (716) 987-2821                        (813)223-3070

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ____

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend
or interest reinvestment plan, check the following box   X
                                                       _____

                      CALCULATION OF REGISTRATION FEE
Title of each class of          Amount to be            Proposed maximum              Proposed maximum              Amount of
securities to be registered     registered         offering price per share(1)     aggregate offering price(1)   registration fee
___________________________     ______________     ___________________________     ___________________________   ________________

Common Stock, $.01 par value      1,579,908            $  37.667                       $59,509,868                   $ 20,519



(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, the estimated offering price is based on the average of the high and low prices on the Nasdaq National Market on October 23, 1996.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                 PROSPECTUS

                              1,579,908 Shares

                                Paychex, Inc.

                                Common Stock
                              ________________

     This Prospectus relates to the resale, from time to time, by the Selling Stockholders (as defined herein) of up to 1,579,908 shares (the "Shares") of the Common Stock $.01 par value ("Common Stock") of Paychex, Inc. ("Paychex" or the "Company"). Since November 7, 1996, the date on which the registration statement of which this Prospectus is part became effective, the number of shares sold is 131,871 and 1,448,037 shares remain to be sold. See "SELLING STOCKHOLDERS."

     The Shares were originally issued by Paychex as part of the consideration in certain acquisition transactions. See "RECENT DEVELOPMENTS." The Shares may be offered to the public from time to time by the Selling Stockholders for their own account for sale at the prevailing prices listed on the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market on the date of sale. See "PLAN OF DISTRIBUTION". Paychex will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with the offering are being borne by Paychex, but all selling and other expenses incurred by a Selling Stockholder will be borne by such Selling Stockholder.

     Paychex Common Stock is traded on the Nasdaq National Market. On May 21, 1997, the last reported sale price of a share of Paychex common stock was $55.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is May ___, 1997.

                              TABLE OF CONTENTS
                                                                 Page

Available Information                                              5

Incorporation of Certain Documents by Reference                    6

Prospectus Summary                                                 7

Risk Factors                                                       8

Recent Developments                                               10

The Company                                                       10

Use of Proceeds                                                   16

Selling Stockholders                                              17

Description of Paychex Common Stock                               20

Plan of Distribution                                              22

Legal Matters                                                     22

Experts                                                           22

Consolidated Financial Statements
of Paychex, Inc. and Subsidiaries                                 23

Selected Financial Data                                           45

Supplementary Financial Data                                      45

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in the affairs of Paychex since the date of this Prospectus. However, if any material change occurs during the period that this Prospectus is required to be delivered, this Prospectus will be amended and supplemented accordingly.

                            AVAILABLE INFORMATION

     Paychex is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The SEC maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Web Site address is (http://www.sec.gov).

     Paychex has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Paychex Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

     Reports, proxy statements and other information concerning Paychex can be inspected at the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006 on which the Paychex Common Stock is listed.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by Paychex with the SEC pursuant to the Exchange Act, are incorporated herein by reference:

     1.  Paychex Annual Report on Form 10-K for the year ended May 31, 1996.

     2.  The Paychex 1996 Proxy Statement;

     3. Paychex Quarterly Reports on Form 10-Q for the quarters ended August 31, 1996 as amended, November 30, 1996, and February 28, 1997;

     4. Paychex Current Reports on Form 8-K dated June 25, 1996, September 30, 1996, January 7, 1997, and April 25, 1997, respectively.

     5. The following financial statements of National Business Solutions, Inc. (NBS) incorporating herein by reference to Paychex current report on Form 8-K dated June 25, 1996.

         a. Audited Combined Statements of Earnings for years ended December 31, 1995, 1994 and 1993 (unaudited).

         b.  Audited Combined Balance Sheets as of December 31, 1995 and 1994.

         c. Audited Combined Statements of Cash Flows for years ended December 31, 1995, 1994 and 1993 (unaudited).

     All documents subsequently filed by Paychex pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference therein, are available without charge to any person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request to Paychex, 911 Panorama Trail South, Rochester, New York 14625, Attention Secretary's Department, telephone (716) 385-3406.

                             PROSPECTUS SUMMARY

The following summary information is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing in the documents incorporated herein by reference or elsewhere in this prospectus.

Paychex Business                The Company operates in two major segments,
                                Payroll and Professional Employer
                                Organization/Human Resource Services,
                                (PEO/HRS).  The Payroll segment is engaged in
                                the preparation of payroll checks, internal
                                accounting records and all Federal, state and
                                local payroll tax returns for small to
                                medium-sized businesses.    The PEO/HRS
                                segment specializes in providing small and medium-sized businesses with cost-effective outsourcing solutions for their employee benefits. PEO/HRS includes employee handbooks, section 125 plans and 401(k) plan recordkeeping services. As an outsourcing solution, PEO/HRS relieves the business owner of human resources administration, employment regulatory compliance, workers' compensation coverage, health care and other employee related responsibilities. Consistent with PEO industry practice, revenue includes all amounts billed to clients for the services provided by the PEO/HRS segment.

Address & Telephone             Principal executive offices are at 911
                                Panorama Trail South, Rochester, New York,
                                14625 with telephone number (716)385-6666.
                                Paychex, Inc. is a Delaware corporation.

Securities Offered              1,579,908 shares of common stock are offered
                                (of which 131,871 have been sold) by Selling
                                Stockholders and none of the proceeds will be received by Paychex.

NASDAQ Symbol                   PAYX

Common Stock Outstanding
at February 28, 1997            108,468,014 shares

                                RISK FACTORS

     Ownership of the Common Stock offered hereby involves certain risks. Prospective purchasers should carefully consider the following factors, in addition to all other information contained in this Prospectus or incorporated herein by reference.

                            Payroll/Tax Services

Competition

     The payroll accounting services industry is characterized by intense competition. The principal competitive factors are price and service.
Paychex believes it has one major competitor that provides computerized payroll accounting services nationwide. Although this competitor has historically concentrated on larger employers, it has for several years marketed directly to the small and medium sized businesses which constitute the Paychex market. In addition, the Company competes with other providers of computerized payroll services, including banks and smaller independent firms.

     The Company's principal competition, used by a majority of the businesses in its market, is manual payroll systems sold by numerous vendors. Some companies have in-house computer capability to generate their own payroll documents and reports.

Investment Risks

     Company-owned investments including funds held for Taxpay and Direct Deposit services consist primarily of municipal securities issued by various agencies and short-term money market securities. Investments are exposed to credit risks from the possible inability of the borrowers to meet the terms of their bonds. Investments are also exposed to interest rate volatility which cause fluctuations in the market value of the investments. The Company attempts to limit these risks by investing primarily in AAA and AA rated municipal securities, by limiting amounts that can be invested in any single instrument, and by investing in short to intermediate-term instruments whose market value is less sensitive to interest rate changes.

     The Company recently restated its financial statements to present funds received from its Taypay and Direct Deposit clients on the Company's balance sheets. (See Footnote A of the Consolidated Financial Statements of Paychex, Inc. and Subsidiaries.) As a result, a substantial portion of its assets consist of investment securities which could make it subject to the Investment Company Act of 1940. The Company does not believe it is an investment Company because it is primarily engaged in payroll and human resource service business. In the unlikely event that it was deemed an investment Company, Paychex believes it could restructure its investments to avoid such classification.

                       Professional Employer Services

     The Company's subsidiary, Paychex Business Solutions, Inc. ("PBS"), was acquired August 26, 1996. See "RECENT DEVELOPMENTS" and "THE COMPANY - Professional Employer Services." The business, although a minor portion of the Company's current business, represents a significant expansion of the scope of services previously offered by Paychex and involves risks not previously encountered. Some of those risks are described below.

Legal Issues Unsettled

     PBS's operations are affected by numerous federal, state and local laws relating to labor, tax, insurance and employment matters and the provision of managed care services. By entering into an employment relationship with employees who work at client company locations ("worksite employees"), PBS assumes certain obligations and responsibilities of an employer under these laws. Because many of the laws dealing with the employment relationship were enacted prior to the development of alternative employment arrangements, such as those provided by professional employer organizations ("PEOs") and other staffing businesses, many of these laws do not specifically address the obligations and responsibilities of nontraditional employers. Interpretive issues concerning such relationships have arisen and remain unsettled. Uncertainties arising under the Internal Revenue Code of 1986, as amended (the "Code") include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans provided by most PEOs. The PBS section 125 plan may have to be amended. However, PBS's multiple employer 413(c) plan has already received a favorable determination letter from the IRS.

Market Concentration

     PBS's sales in Florida account for most of its revenues. Accordingly, while a primary aspect of PBS growth strategy involves expansion outside of Florida, for the foreseeable future, a significant portion of PBS's revenues will be subject to economic factors specific to Florida.

Adequacy of Reserves for Workers Compensation

     PBS maintains a large-deductible worker compensation insurance policy with an insurance carrier. This results in PBS paying substantially all of the workers compensation claims of its worksite employees. The costs incurred by PBS are dependent upon the extent that PBS is successful in managing the severity and frequency of workers compensation injuries and medical claims. PBS maintains reserves for workers compensation based on periodic reviews of open claims as well as past claims experience. PBS has elected to be conservative and as a result, the financial statements of the Company reflect Workers' Compensation expense based on its maximum contractual obligation.

Control of Health Care Costs

     Health care costs, including the medical cost associated with workers compensation and insurance premiums, are significant to PBS's operating results. PBS's ability to control such costs is dependent on its skill in evaluating the medical status of each prospective client's work force and the effectiveness of its extensive managed care procedures.

Financial Condition of Clients

     PBS is obligated to pay the wages and salaries of its worksite employees regardless of whether PBS's clients pay PBS on a timely basis or at all. To the extent that any client experiences financial difficulty, or is otherwise unable to meet its obligations as they become due, PBS's financial condition and results of operations could be adversely affected. Nevertheless, because of various procedures initiated since inception, PBS has experienced insignificant amounts of bad debt expense.

Competition

     The PEO industry is highly fragmented, with approximately 1,100 companies providing PEO services. PBS encounters competition from other PEOs and from single-service and "fee for service" companies such as payroll processing firms, insurance companies and human resource consultants. The key elements of competition for a PEO, in addition to the fees it charges, are the quality of its products (health, workers compensation and 401(k) retirement plans), the sophistication of its proprietary software system and the implementation of a client service team for each client.

                             RECENT DEVELOPMENTS

     On August 26, 1996, Paychex acquired National Business Solutions, Inc., a Florida Corporation which became a wholly-owned subsidiary of Paychex under the name Paychex Business Solutions, Inc. ("PBS"). The business of PBS is described below in "THE COMPANY - Professional Employer Services". Unless otherwise indicated, the term "Company" shall refer to Paychex and all of its subsidiary corporations.

     On November 21, 1996, Paychex acquired Olsen Computer Systems, Inc. a California corporation which became a wholly-owned subsidiary of Paychex under the name "Paychex Computer Systems, Inc." ("PCS"). The business of PCS is described below in "THE COMPANY - Payroll and Human Resource Software Licensing".

                                 THE COMPANY

     The Company operates in two major segments, Payroll and PEO/Human Resource Services (PEO/HRS). The Payroll segment is engaged in the preparation of payroll checks, internal accounting records and all Federal, state and local payroll tax returns for small to medium-sized businesses. The PEO/HRS segment specializes in providing small and medium-sized businesses with cost-effective outsourcing of human resource administration, employment regulatory compliance, workers' compensation coverage, health care and other employee related responsibilities. PEO/HRS also provides business owners who do not choose to be co-employers with employee handbooks, Section 125 plans and 401(k) plan recordkeeping services.

                               Payroll Segment

Payroll/Tax Services

     Paychex is a national payroll processing and payroll tax preparation company which provides its services to over 250,000 small-to-medium sized businesses. Paychex believes that in number of clients it is the second largest payroll accounting service company in the country. Paychex prepares and furnishes paychecks, earnings statements and internal accounting records such as journals, summaries and earnings histories. Paychex also prepares for its clients all required monthly, quarterly and annual payroll tax returns for federal, state and local governments. Over 65% of its clients nationwide utilize TAXPAY, a service which provides automatic payment of payroll taxes and filing of quarterly and annual payroll tax returns. Paychex also provides enhanced payroll services, including an automatic salary deposit service (DIRECT DEPOSIT) which electronically transmits the net payroll for a client's employees to banks throughout the Federal Reserve System and a digital check signing and inserting service.

     PAYLINK, a proprietary software package, enables clients to use their personal computers and modems to transmit their own payroll data into the local Paychex processing center at any time without assistance of a payroll specialist. Currently over 14,000 clients use this feature.

     Paychex markets its services principally to small and medium sized businesses through its 75 branch operating centers and 23 sales offices located in major metropolitan areas. Its market share in branch processing center territories ranges from 1% to approximately 20%. No client accounts for as much as 1% of its revenue.

     Clients may discontinue Paychex payroll service at will. Approximately 80% of the businesses which were clients in fiscal year 1994 or 1995 continued to be clients in the succeeding fiscal year. Ownership changes or business failures common to small businesses are the primary causes of client loss.

     Paychex warrants its services, agreeing to reimburse any client for penalties and interest incurred as a result of a Paychex error. Warranty expense in fiscal years 1996 and 1995 was approximately $800,000 and $410,000 respectively.

     Paychex employs payroll specialists who communicate primarily by telephone with their assigned clients each payroll period to record the hours worked by each employee and any personnel or compensation changes. These specialists are trained by Paychex in all facets of payroll preparation and applicable tax regulations. All information furnished by a client is handled by someone who is "payroll intelligent" and familiar with that client's payroll.

     The Paychex payroll system is an on-line, direct entry computer system which enables the payroll specialist, upon receiving the information from the client over the telephone, to enter it simultaneously. Payroll processing is decentralized in each Paychex branch operating center while TAXPAY and DIRECT DEPOSIT processing are centralized at its headquarters. Sales offices utilize a nearby branch operating center for processing.

Payroll and Human Resource Software Licensing

     Paychex Computer Systems, Inc. ("PCS"), a subsidiary of Paychex, Inc. is a leading developer and provider of PC-based software to payroll service bureaus offering automated payroll and human resource records management. Called RAPID PAYROLL, the licensed software can be networked and is capable of generating complex wage- and job-based reports, including labor distribution, general ledger, vacation accruals, job costing, tip allocations, 401(k) and
Section 125 calculations and union-related calculations. Clients of service bureau licensees can access the software by modem to input payroll and human resource data for processing, to create reports for any time period and even to print payroll checks. Clients can also view payroll checks and registers prior to processing.

     At February 28, 1997, PCS had licensed its payroll and human resource software to over 90 service bureaus who have over 17,000 clients throughout the country. Licensees are generally restricted to using the licensed software in one location only, but are not otherwise restricted in selling their services.

     Licensees pay an initial fee upon receipt of their licenses and a per check fee thereafter. Licensees may terminate their licenses without cause on limited notice to PCS. PCS may terminate a licensee only for cause.

     Paychex will be competing with PCS licensees in offering the same or similar services in those markets where Paychex and PCS licensees have offices.

     PCS is headquartered in Orange County, California and operates service bureaus in Orange County, California and Las Vegas, Nevada, serving over 250 clients. At February 28, 1997, PCS had 25 employees.

     As of February 28, 1997, the Payroll segment had approximately 4000 employees.

                               PEO/HRS Segment

Professional Employer Services

     Paychex Business Solutions, Inc. ("PBS), a subsidiary of Paychex, Inc., is a leading professional employer organization ("PEO"), which provides small and medium-sized businesses with an outsourcing solution to the complexities and costs related to employment and human resources. As of February 28, 1997, PBS provided professional employer services to over 300 client worksite employer organizations with over 12,000 employees, primarily in Florida, Georgia, Tennessee and Texas. No single client accounted for more than 4% of PBS' 1996 revenue. PBS was among the first PEOs to be licensed by the Florida Department of Business and Professional Regulation (1992) and the Texas Department of Licensing and Regulation (1994).

     Five Core Activities

     PBS provides professional employer services through five core activities:
(i) human resource administration, (ii) employer regulatory compliance management, (iii) worker compensation cost containment and safety management,
(iv) employee benefits and related administration and (v) payroll processing and tax compliance. By engaging PBS to provide these services, clients are freed to concentrate their resources on their core businesses.

(i) Human Resource Administration. PBS' comprehensive human resource services reduce the employment-related administrative burdens faced by its clients, and provide worksite employees with a wide array of benefits typically offered by large employers. As a professional employer, PBS is responsible for payroll, payroll tax deposits, payroll tax reporting, employee file maintenance, unemployment claims, and monitoring and responding to changing regulatory requirements. PBS develops and administers customized personnel policies and procedures for each of its clients, relating to, among other things, recruiting, performance appraisals, discipline and terminations. PBS also provides recruiting, orientation, training, counseling, substance abuse awareness and outplacement services for worksite employees.

(ii) Employer Regulatory Compliance Management. PBS' Client Services Agreement establishes the contractual division of responsibility between PBS and its clients for various payroll, personnel, and benefits matters including compliance with and liability under employment related regulatory requirements. Laws and regulations applicable to employers include state and federal tax laws, and discrimination, sexual harassment and other civil rights laws. The division of applicable responsibilities is generally as follows:

        PBS                         Client                      Joint
* Payment of payroll,    * Supervision of Job-specific  * Implementation of
  tax reporting and        activities of worksite         policies and
  payment (state and       employees                      practices relating to
  federal withholding,   * Assignment to, and ownership   the employer/employee
  Federal Insurance        of, all intellectual           relationship
  Contributions Act        property rights              * Selection of fringe
  ("FICA"), Federal      * Compliance with Code           benefits, including
  Unemployment Tax Act     provisions regarding           employee leave
  ("FUTA"), and state      benefits discrimination        policies (other than
  unemployment)          * Product liability              as controlled by the
* Workers compensation   * Professional liability or      Family and Medical
  compliance,              malpractice                    Leave Act of 1993 or
  procurement,           * Compliance with OSHA           state law)
  management and           regulations, state and       * Employer liability
  reporting                local government contracting   under workers
* Employee benefit         provisions, professional       compensation laws
  procurement,             licensing requirements and   * Compliance with
  administration and       fidelity bonding               Title VII of the
  payment                  requirements                   Civil Rights Act of
* Compliance with        * Negligent or tortuous          1964, the Age
  Immigration Reform       conduct of worksite            Discrimination in
  and Control Act and      employees acting under the     Employment Act, the
  Consumer Credit          direction and control of       Federal Drug Free
  Protection Act, as well  the client                     Workplace Act (and
  as monitoring changes                                   any state or local
  in other government                                     equivalent), the Fair
  regulations governing                                   Labor Standards Act
  the employer/employee                                   and similar state
  relationship and                                        legislation and the
  updating the client                                     Americans with
  when necessary                                          Disabilities Act

PBS assists clients in complying with the above laws and regulations.

Although the Client Services Agreement requires the client to indemnify PBS for any liability attributable to client conduct, PBS may not be able to collect under the indemnification clause. See "Risk Factors - Financial Condition of Clients".

(iii) Workers Compensation Cost Containment and Safety Management. Workers compensation is a state-mandated, comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs that result from work-related injuries and illnesses, regardless of fault and without any copayment by the employee. PBS seeks to control its workers compensation costs through comprehensive risk evaluation of prospective clients, the prevention of workplace injuries, early intervention in each employee injury, intensive management of the medical costs related to such injuries and the prompt return of employees to work.

     PBS seeks to prevent workplace injuries by implementing a wide variety of training, safety and mandatory drug-free workplace programs (including pre-employment, random and post accident drug testing). Specific components of the PBS proprietary managed care system include the prompt identification and reporting of injuries, the use of PBS's carrier for designated health care providers, utilization and fee review, telephonic claims and case management, auditing of bills and other techniques designed to reduce medical costs.
PBS's efforts to return employees to work quickly involve both rehabilitation services and the placement of employees in transitional, modified-duty positions until they are able to resume their former positions.

(iv) Employee Benefits and Related Administration. PBS currently offers to worksite employees an employee benefits package which includes several health care options, such as Preferred Provider Organizations ("PPOs"), Health Maintenance Organizations ("HMOs"), and Exclusive Provider Organizations ("EPOs"). Supplemental benefit programs offer dental care, vision care, prescription drugs, an employee assistance plan, mental health benefits and several life and disability insurance options. PBS also offers 401(K) retirement savings and cafeteria plans to its eligible employees. In its role as administrator, PBS delivers participant benefits to worksite employees and monitors and reviews claims for loss control purposes, as well as reconciliation of health premium billings and COBRA compliance. PBS believes that its ability to provide and administer a wide variety of employee benefits on behalf of its clients tends to mitigate the competitive disadvantage small and medium-sized businesses normally face in the areas of employee benefit cost control and employee recruiting and retention.

(v) Payroll Processing and Tax Compliance. PBS offers complete payroll processing, preparation of payroll checks and direct deposits, federal and state tax deposits, monthly and quarterly federal and state tax reporting, and year end W-2 processing and distribution. The Company provides each of its clients with a payroll reporting package which includes payroll and human resource reports. At present, each of these reports and the payroll process used by PBS are different from those used by its parent, Paychex, Inc.

     PBS's standard PEO services agreement provides for an initial one year term, subject to termination by PBS or the client at any time during the first year upon 60 days' prior written notice, and thereafter annually. Revenues from professional employer services are based on a pricing model that takes into account the gross pay of each employee and a mark-up which includes the estimated costs of federal and state employment taxes, workers compensation, employee benefits and the human resource administrative services, as well as a provision for profit. The specific mark-up varies by client based on the workers compensation classification of the worksite employees and their eligibility for health care benefits. Accordingly, the Company's average mark-up percentage will fluctuate based on client mix.

     Sales and Marketing

     PBS markets its services through a direct sales force experienced in fields related to one or more of its core services. Since PBS's acquisition by Paychex in August this year, its sales force and the Paychex Human Resource Services sales force have been undergoing cross training leading to their future combination.

      PBS generates sales leads from two primary sources: direct sales efforts and referrals. These leads result in initial presentations to prospective clients. PBS's sales executives then gather information about the prospective client and its employees, including job classification, workers compensation claims history, health insurance claims history, salary and the desired level of employee benefits. These various factors are reviewed in the context of PBS's pricing model and client selection guidelines. A client proposal is prepared and submitted to acceptable clients.

     This prospective client screening process plays a vital role in controlling PBS's cost and limiting exposure to liability. Once a prospective client accepts PBS's proposal and has passed the PBS due diligence process, PBS schedules the client conversion process. The PBS Client Services Manager then assumes the responsibility as team leader for administering the client's human resources and benefits as well as coordinating the Company's response to the client's needs for administrative support and responding to any questions or problems encountered by clients.

     Information Technology

     PBS's proprietary, integrated, state-of-the-art information systems enable it to manage costs and deliver comprehensive high quality services.
The systems allow real-time reporting of worksite accidents and injuries, enabling PBS to promptly implement its managed care techniques and thereby better control workers compensation and other health care costs. In addition, PBS has developed a proprietary software product, PRISM, installed on PEO clients' computers which enables clients to directly enter payroll and other human resource management data, via modem dial-in. PRISM also allows the client to interface with automated time clocks, prepare journal entries, month-end accruals, track accrued compensated absences and customize reports through exporting of files to spreadsheets or using report writer capabilities.

     Competition

     PBS's competitors include (i) traditional in-house human resource departments, (ii) other PEOs, and (iii) providers of unbundled employment-related services such as payroll processing firms, temporary employment firms, commercial insurance brokers, human resource consultants, workers compensation insurers, HMOs and other specialty managed care providers.

     Competition in the highly fragmented PEO industry is generally on a local or regional basis. Management believes that the primary elements of competition are quality of service, choice and quality of benefits, and price. PBS believes that name recognition, regulatory expertise, financial resources, risk management and data processing capability distinguish leading PEOs from the rest of the industry.

     PBS believes that barriers to entry into the PEO industry are increasing and include the following: (i) the complexity of the PEO business and the need for expertise in multiple disciplines; (ii) the three to five years of experience required to establish experience ratings in key cost areas of workers compensation, health insurance and unemployment; and (iii) the need for sophisticated management information systems to track all aspects of business in a high-growth environment.

     PBS maintains four East Coast facilities. Its headquarters are located in St. Petersburg, Florida, in a leased building shared with its Tampa Bay PEO unit. Three other PEO units are located in leased facilities in Hollywood and Orlando, Florida, and in Atlanta, Georgia. Six additional PEO units are located in Southern California and share space with the payroll branches in that area. PBS believes that its current facilities are adequate for its current needs and that additional suitable space will be available as required.

     Human Resource Services (HR Products)

     The PEO/HRS segment also provides human resource products and services through its HRS division, on an a la carte basis to clients who choose to provide these benefits directly rather than through a co-employer relationship with PBS. Among the HR products is a 401(k) recordkeeping service. This service provides plan implementation, ongoing compliance with government regulations, employee and employer reporting and other administrative services. The HRS division of this segment also offers Cafeteria Plan products approved under Section 125 of the Internal Revenue Code. The Premium Only Plan allows employees to pay for certain health insurance benefits with pre-tax dollars, with a resultant reduction in payroll taxes to employers and employees. The Flexible Spending Account Plan allows a client's employees to pay, with pre-tax dollars, health and dependent care expenses not covered by insurance. All required administration, compliance and coverage tests are provided with these services.

     Other HR products include customized employee handbooks, management manuals, job descriptions and personnel forms. These have been designed to simplify clients' office processes and enhance their employee benefits programs. Also available is a measurement and evaluation tool to assist clients in the process of hiring, training and developing employees. Group insurance products are offered in selected geographical areas.

     PEO/HRS products and services are sold through a separate sales organization from Payroll/Tax Services. Some of the products and services are available on a nationwide basis through a central telemarketing group.

     As of February 28, 1997 the PEO/HRS segment had approximately 300 corporate (non-worksite) employees.

                               USE OF PROCEEDS

     Paychex will not receive any proceeds from the sale of the shares offered hereby.

                            SELLING STOCKHOLDERS

     The following table sets forth, as of February 28, 1997 information with respect to the Shares that are beneficially owned by the persons listed below (the "Selling Stockholders").

     In connection with its acquisition of National Business Solutions, Inc. on August 26, 1996 (see "RECENT DEVELOPMENTS"), Paychex issued 4,401,744 shares of its Common Stock to the four shareholders of that Company. They are the first four persons listed in the table below.

     On September 29, 1995, the Payroll Company, Inc. a California payroll processor doing business as "Payday," merged into Paychex. The shareholders of Payday are Selling Stockholders numbered 5 and 6 below. Each of the shareholder-officers of Payday retired upon sale of their company and one donated Paychex shares to Jewish Community Endowment Fund of the Jewish Community Federation of San Francisco, The Peninsula, Marin and Sonoma Counties ("Jewish Community Endowment Fund"), selling Stockholder number 7 below.

     The Payroll Service, Inc., an Illinois payroll processor, was acquired by Paychex on August 29, 1996, and remains a subsidiary. The sole shareholder of that company remains employed by it in a non-executive capacity. He is Selling Stockholder number 8 below.

     Neither the Payday transaction nor the Payroll Service transaction was a material acquisition for Paychex and hence neither is reported in "RECENT DEVELOPMENTS".

     Pursuant to the agreements whereby Paychex acquired the three companies referred to, Paychex has filed with the Securities and Exchange Commission the Registration Statement of which this Prospectus is a part, and has agreed to use its reasonable best efforts to cause such Registration Statement to become effective as soon as possible after filing. The agreements contain mutual indemnification provisions covering this registration and offering. Paychex has agreed to pay filing fees, costs and expenses associated with the Registration Statement.

     The Shares, as listed below, may be offered by the Selling Stockholders named below.

                                        Paychex Shares                                    Paychex Shares
Name and Principal                      Owned Prior                 Shares                Owned After
Position                                to Offering (1)             Offered               Offering (1)
__________________                      ___________________       _____________           ________________

                                        Number      Percent                              Number      Percent
                                        ______      _______                              ______      _______
1.  Stuart G. Lasher (2)               1,834,121     1.70%          550,236               1,283,885   1.18%
    Chief Executive Officer/Treasurer
    PBS

2.  Steven M. Esrick (3)               1,834,121     1.70%          550,236               1,283,885   1.18%
    President/Secretary
    PBS

3.  Glenn H. Singer (4)                  510,103         *          153,031                 357,072       *
    Executive Vice President - Sales
    PBS

4.  Robert P. Baerwalde, Jr.             223,399         *           67,020                 156,379       *
    Vice President - MIS
    PBS

5.  The Holdstein Revocable Trust (5)    213,306         *          193,649                  19,657       *
    Former Payday Stockholder

6.  The Guy R. Henshaw Trust (6)          41,688         *           35,136                   6,552       *
    Former Payday Stockholder

7.  Jewish Community Endowment             5,766         *            5,766                       -       -
    Fund (San Francisco)
    Former Payday Stockholder Donee

8.  Murray Bruskin (7)                    82,780         *           24,834                  57,946       *
    Former President
    Payroll Service

(1) Represents ownership of the number of shares and percentage of shares outstanding as of February 28, 1997.

(2) Includes 1,827,371 shares owned by SGL Investments, Ltd. Partnership, of which Mr. Lasher is General Partner. SGL has sold 12,000 shares and Mr. Lasher has sold none prior to the date of this prospectus.

(3) Includes 1,826,621 shares owned by SME Holdings, Ltd. Partnership of which Mr. Esrick is General Partner. Neither SME nor Mr. Esrick has sold any shares prior to the date of this prospectus.

(4) Includes 508,454 shares owned by GHS Holdings Ltd. Partnership, of which Mr. Singer is General Partner. GHS has sold 60,000 shares and Mr. Singer has sold none prior to the date of this prospectus.

(5) The Holdstein Revocable Trust has sold 3,450 shares prior to the date of this prospectus.

(6) The Guy R. Henshaw Trust has sold 31,587 shares prior to the date of this prospectus.

(7) Mr. Bruskin has sold all of the shares offered by him prior to the date of this prospectus.

*    Less than 1%.

     Paychex has also filed with the Securities and Exchange Commission a Registration Statement on Form S-3 to register 176,816 shares of Paychex common stock to be offered by certain other selling stockholders to whom Paychex shares were issued when Paychex acquired their company, Olsen Computer Systems, Inc. on November 21, 1996. That Registration Statement is expected to become effective at the same time as the one of which this prospectus is part. No proceeds of that offering are to be received by Paychex.

                     DESCRIPTION OF PAYCHEX COMMON STOCK

     Paychex Common Stock consists of 150,000,000 authorized shares with a par value of $.01 per share. On February 28, 1997, there were 108,468,014 shares of Paychex Common Stock issued and outstanding.

     The holders of Paychex Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law, the holders of such shares exclusively possess all voting power. The Paychex Certificate of Incorporation does not provide for cumulative voting in the election of directors. The holders of Paychex Common Stock are entitled to such dividends as may be declared from time to time by the Paychex Board from funds available therefore, and upon liquidation, are entitled to receive pro rata all assets of Paychex available for distribution to such holders. All shares of Paychex Common Stock, when issued, are fully paid and non-assessable and the holders thereof do not have preemptive rights.

Section 203 of Delaware Law

     The Company is subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various "Business combination" transactions with any "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

Limitations on Liability and Indemnification of Officers and Directors

     The Delaware law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The Company's Amended Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent conduct). The provisions do not exonerate the directors from liability under federal securities laws nor do they limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the Amended Certificate of Incorporation provides that the Company shall, to the fullest extent not prohibited by Delaware Law, indemnify its officers and directors against liabilities, cost and expenses as provided by Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or others pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent

     The Transfer Agent for the Common Stock is American Stock
Transfer and Trust Company, New York, New York.

                            PLAN OF DISTRIBUTION

     The Selling Stockholders may, from time to time, offer and sell all or a portion of the Shares in broker's transactions (where no solicitation is involved and no more than the usual and customary broker's commission is received) and transactions directly with market makers or in a private sale if approved by Paychex' counsel.

                                LEGAL MATTERS

     The legality of the Paychex Common Stock to be sold in connection with this registration statement is being passed upon for Paychex by Woods, Oviatt, Gilman, Sturman & Clarke LLP. As of January 27, 1997, the attorneys in that firm owned 170,469 shares of Paychex Common Stock and held options to purchase an additional 35,438 shares. A member of the firm also serves as a director of Paychex.

                                   EXPERTS

     The combined balance sheets of National Business Solutions, Inc. as of December 31, 1995 and 1994, and the related combined statements of earnings and cash flows for the years then ended, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Paychex, Inc. at May 31, 1996 and 1995, and for each of the three years in the period ended May 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

             CONSOLIDATED FINANCIAL STATEMENTS OF PAYCHEX, INC.
                              AND SUBSIDIARIES

     The following consolidated financial statements reflect a business combination between Paychex and PBS which qualifies as a pooling of interests for accounting and financial reporting purposes. The consolidated financial statements give retroactive effect to the merger of Paychex and PBS which was consummated in August 26, 1996. For restatement purposes, Paychex audited consolidated financial statements for each of the three fiscal years in the period ended May 31, 1996 have been combined with the consolidated financial statements of PBS for the same periods.

                                    INDEX

                                                                     Page

Reports of Independent Auditors, Ernst & Young LLP                    25

Consolidated Statements of Income
  for each of the three years ended
  May 31, 1996, 1995, and 1994                                        26

Consolidated Balance Sheets
  as of May 31, 1996 and May 31, 1995                                 27

Consolidated Statements of Stockholders'
  Equity for each of the three years
  ended May 31, 1996, 1995, and 1994.                                 29

Consolidated Statements of Cash Flows
  for each of the three years ended May 31, 1996,
  1995, and 1994                                                      30

Notes to Consolidated Financial Statements
  for each of the three years ended May 31, 1996,
  1995 and 1994                                                       31

Selected Financial Data at May 31, 1996                               45

Supplementary Financial Data at May 31, 1996                          45

Consolidated Balance Sheets
  as of February 28, 1997 and May 31, 1996                            46

Consolidated Statements of Income
  for each of the three months and nine months
  ended February 28, 1997 and February 29, 1996                       48

Consolidated Statements of Stockholders' Equity for
  each of the nine month periods ended February 28,
  1997 and February 29, 1996                                          49

Consolidated Statements of Cash Flows
  for each of the nine months ended February 28,
  1997 and February 29, 1996                                          50

Notes to Consolidated Financial Statements
  as of February 28, 1997                                             51

REPORT OF INDEPENDENT AUDITORS , ERNST & YOUNG LLP

Board of Directors
Paychex, Inc.


We have audited the accompanying consolidated balance sheets of Paychex, Inc. and subsidiaries as of May 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended May 31, 1996. These financial statements are the responsibility of the Company's management of Paychex, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paychex, Inc. and subsidiaries at May 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended May 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for income taxes in fiscal year 1994 and for investments in fiscal year 1995.


Syracuse, New York
August 26, 1996 except for Note D as to             /s/ Ernst & Young LLP
which the date is, April 10, 1997

CONSOLIDATED STATEMENTS OF INCOME

_______________________________________________________________________________________
Year Ended May 31                               1996             1995            1994
(in thousands, except per share amounts)
_______________________________________________________________________________________
Payroll revenue                              $ 309,517        $ 254,093       $ 215,663

PEO/HRS revenue                                256,926          157,973         108,242
                                             __________________________________________
Total Revenue                                  566,443          412,066         323,905

PEO/HRS direct costs                           233,135          139,953          96,952

Operating expenses                             101,235           81,663          70,034

Selling, general & administrative expenses     162,151          138,186         119,477
_______________________________________________________________________________________
Operating Income                                69,922           52,264          37,442

Other income                                     5,467            3,458           2,220
                                             __________________________________________
Income Before Income Taxes                      75,389           55,722          39,662

Income Taxes                                    20,354           15,333          10,916
                                             __________________________________________
Net Income                                   $  55,035        $  40,389       $  28,746
                                             __________________________________________
Earnings Per Share                           $     .51        $     .38       $     .27

Cash Dividends Per Share                     $     .17        $     .10       $     .07

Weighted Average Shares Outstanding            106,929          105,486         105,177
_______________________________________________________________________________________
Note:  Per share amounts and shares outstanding have been adjusted for three-for-two stock splits in May 1995, May 1996, and May 1997.


See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS (RESTATED)

May 31, (In thousands, except share and per share amounts)            1996          1995
                                                                    ---------     ---------
ASSETS
Current Assets
Cash and cash equivalents                                           $  19,999     $  14,812
Investments                                                           102,967        70,954
Interest receivable                                                     7,385         6,699
Trade accounts receivable                                              42,076        34,911
Prepaid expenses and other current assets                               1,903         1,851
Deferred income taxes                                                   2,180           778
                                                                    ---------     ---------
                                                                      176,510       130,005

Electronic Network Services Investments                               599,475       472,837
                                                                    ---------     ---------
Total Current Assets                                                  775,985       602,842



Property and Equipment
Land and improvements                                                   2,787         2,779
Buildings                                                              24,145        21,304
Data processing equipment                                              43,439        34,253
Furniture, fixtures and equipment                                      37,921        29,277
Leasehold improvements                                                  2,718         1,536
                                                                    ---------     ---------
                                                                      111,010        89,149
Less allowance for depreciation and amortization                       60,355        45,148
                                                                    ---------     ---------
Net Property and Equipment                                             50,655        44,001

Other Assets                                                            4,945           523
                                                                    ---------     ---------
Total Assets                                                        $ 831,585     $ 647,366
                                                                    =========     =========

May 31, (In thousands, except share and per share amounts)            1996          1995
                                                                    ---------     ---------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade accounts payable                                              $   4,183     $   3,679
Accrued compensation and related items                                 19,120        16,726
Reserve for workers compensation                                        1,235           613
Accrued income taxes                                                      573           682
Other accrued expenses                                                  5,941         6,206
Deferred revenue                                                        4,934         3,198
Current portion of long-term debt                                           -           205
                                                                    ---------     ---------
                                                                       35,986        31,309

Electronic Network Services client deposits                           601,360       471,524
                                                                    ---------     ---------
Total Current Liabilities                                             637,346       502,833


Other Liabilities
Deferred income taxes                                                     416           764
Reserve for workers compensation                                          865             -
Customer deposits                                                       1,038           713
Long-term debt                                                              -           523
Other long-term liabilities                                               848           557
                                                                    ---------     ---------
Total Liabilities                                                     640,513       505,390

Stockholders' Equity
Common Stock $.01 par value, authorized 150,000,000 shares:
Issued 71,632,456 in 1996 and 46,988,047 in 1995                          716           470
Additional Capital                                                     30,112        17,843
Retained Earnings                                                     160,244       123,663
                                                                    ---------     ---------
Total Stockholders' Equity                                            191,072       141,976
                                                                    ---------     ---------
Total Liabilities and Stockholders' Equity                          $ 831,585     $ 647,366
                                                                    =========     =========
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (RESTATED)

                                             Common Stock
                                       Shares                 Additional      Retained
(in thousands)                         Issued      Amount       Capital       Earnings        Total
_______________________________________________________________________________________________________
Balance at May 31, 1993                20,738      $  207      $ 14,047       $ 71,164      $ 85,418
Exercise of stock options                 100           1           758                          759
Tax benefit from stock option
 transactions                                                     1,074                        1,074
Shares issued in connection with
 three-for-two stock split             10,374         104                         (116)          (12)
Dividends paid                                                                  (6,820)       (6,820)
Net income                                                                      28,746        28,746
Other                                                                15            (56)          (41)
_______________________________________________________________________________________________________
Balance at May 31, 1994                31,212         312        15,894         92,918       109,124
_______________________________________________________________________________________________________
Exercise of stock options                 116           1         1,261                        1,262
Tax benefit from stock option
 transactions                                                       688                          688
Shares issued in connection with
 three-for-two stock split             15,660         157                         (175)          (18)
Adjustment to the beginning balance
 of investments to recognize the net
 unrealized holding loss on available-
 for-sale securities (FAS115), net of
 income taxes of $606                                                             (892)         (892)
Change in unrealized gains and losses
 on investments, net of income taxes
 of $1,370                                                                       1,954         1,954
Dividends paid                                                                 (10,531)      (10,531)
Net income                                                                      40,389        40,389
_______________________________________________________________________________________________________
Balance at May 31, 1995                46,988         470        17,843        123,663       141,976
_______________________________________________________________________________________________________
Exercise of stock options                 320           3         2,810                        2,813
Tax benefit from stock option
 transactions                                                     2,671                        2,671
Shares issued in connection with
 three-for-two stock split             23,652         236                         (281)          (45)
Shares issued in connection with
 the merger of Pay-Fone Systems, Inc.     498           5         2,926          1,866         4,797
Shares issued in connection with the
 acquisition of The Payroll Company,
  Inc.(d/b/a Payday)                      174           2         3,851                        3,853
Change in unrealized gains and losses
 on investments, net of income taxes
 of $1,631                                                                      (2,354)       (2,354)
Dividends paid                                                                 (17,685)      (17,685)
Net income                                                                      55,035        55,035
Other                                                                11                           11
_______________________________________________________________________________________________________
Balance at May 31, 1996                71,632      $  716      $ 30,112       $160,244      $191,072
_______________________________________________________________________________________________________
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)

_____________________________________________________________________________________________________________
(in thousands) Year Ended May 31                                          1996          1995          1994
_____________________________________________________________________________________________________________
OPERATING ACTIVITIES
 Net income                                                             $ 55,035      $ 40,389      $ 28,746
 Adjustments to reconcile net income to cash provided
 by operating activities:
  Depreciation and amortization                                           17,165        13,462        11,076
  Net change in deferred income taxes                                         45           (41)         (745)
  Provision for bad debts                                                  1,034           847           762
  Net realized gain on sales of available-for-sale securities             (2,696)          298          (866)
  Changes in operating assets and liabilities:
   Trade accounts receivable                                              (7,455)      (10,062)       (5,343)
   Accrued interest receivable                                              (686)       (1,832)       (1,574)
   Prepaid expenses and other current assets                                 228           631           274
   Trade accounts payable and other current liabilities                    1,555         8,146           (38)
   Deferred revenue                                                        1,736           352         1,381
   Reserve for workers compensation                                        1,487           613             -
   Customer deposits                                                         325           279            92
_____________________________________________________________________________________________________________
 Net Cash Provided by Operating Activities                                67,773        53,082        33,765
_____________________________________________________________________________________________________________
INVESTING ACTIVITIES
 Investment purchases of available-for-sale securities                  (565,557)     (196,756)     (155,489)
 Proceeds from sales of available-for-sale securities                    479,087       110,427        88,827
 Proceeds from maturities of available-for-sale securities                12,882        10,775         2,790
 Net change in Electronic Network Services money market funds and
   other cash equivalents                                                (88,676)      (86,903)      (71,750)
 Net increase in Electronic Network Services client deposits             129,836       130,597       128,704
 Additions to property and equipment, net of disposals                   (17,511)      (12,448)      (11,405)
 Net change in other assets                                                 (793)         (202)           20
_____________________________________________________________________________________________________________
 Net Cash Used in Investing Activities                                   (50,732)      (44,510)      (18,303)
_____________________________________________________________________________________________________________
FINANCING ACTIVITIES
 Payments on long-term debt                                                 (431)         (220)         (752)
 Proceeds and tax benefit from exercise of stock options                   5,484         1,950         1,833
 Dividends paid                                                          (17,685)      (10,531)       (6,820)
 Payment in lieu of issuance of fractional shares                            (45)          (18)          (12)
 Other                                                                        11             -           (71)
_____________________________________________________________________________________________________________
 Net Cash Used in Financing Activities                                   (12,666)       (8,819)       (5,822)
_____________________________________________________________________________________________________________
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        $  4,375      $   (247)     $  9,640
 Cash & Cash Equivalents, Beginning of Fiscal Year                        14,812        15,059         5,419
 Cash obtained through Pay-Fone Acquisition                                  805             -             -
 Cash obtained through Payday Acquisition                                      7             -             -
_____________________________________________________________________________________________________________
Cash & Cash Equivalents, End of Fiscal Year                             $ 19,999      $ 14,812      $ 15,059
_____________________________________________________________________________________________________________
See Notes to Consolidated Financial Statements.

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

The Company is an integrated provider of automated payroll, payroll tax payment and filing and human resource services for small- and medium-sized businesses nationwide.

     The Company collects and remits funds as part of its Electronic Network Services (ENS) products. In connection with Taypay, the automated tax payment and filing service provided by the Payroll Segment, the Company collects payroll taxes, files the applicable tax returns and pays taxes to the appropriate taxing authorities. The Company's Direct Deposit service collects net payroll from client accounts and provides automatic salary deposit for employees. The Company invests ENS funds in various financial instruments, without significant concentration in any one issuer (see Note B). ENS funds and related liabilities are included in the Balance Sheet as current assets and current liabilities. Related income earned from these investments is included in revenue. The amount of ENS funds held may vary significantly during the year. Prior to 1997 the Company did not report these funds as assets and liabilities based on the Company's understanding of the nature of the funds and industry practices. The amount of funds held and their investment was disclosed in the notes to financial statements. Due to recent changes in case law, the Company now feels that these ENS funds and related liabilities should be reported as assets and liabilities on the Balance Sheet. Therefore, the Company has restated the previously reported financial statements to reflect this change. This restatement has no effect on previously reported net income or earnings per share.

Paychex Business Solutions, Inc. (PBS), previously National Business Solutions, Inc., is engaged primarily in providing human resource management and personnel administration services to a diverse client base of small to medium-sized businesses through a network of branch offices located in Florida and Georgia. PBS does not have a concentration of clients in any one industry.

     In addition, PBS provides certain managed care services, including managed health care, employee assistance programs, drug-free workplace programs, comprehensive workers' compensation management, risk management and loss containment services.

Principles of Consolidation: The consolidated financial statements include the accounts of Paychex, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents: Cash equivalents consist of money market and municipal bond funds and other investments with a maturity of three months or less when purchased. Amounts reported in the balance sheet approximate fair value.

Investments: Investments consist of investment grade municipal securities issued by various governmental agencies. The fair value of investments is determined based on information received from an independent pricing service. Realized gains and losses on sales of investments are based on cost. No individual issue comprises greater than 1% of total assets. (See Note B)

     Effective June 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities." In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. Investments are classified as available-for-sale and are recorded at fair value with unrealized gains and losses reported as a component of stockholders' equity, net of applicable taxes. The adoption had no effect on net income. The impact of adopting FAS 115 was to decrease stockholders' equity by $892,000 (net of $606,000 of deferred income taxes) at June 1, 1994 to reflect the unrealized loss on securities at the beginning of the fiscal year.

     Also effective June 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 107 (FAS 107), "Fair Value Disclosures About Financial Instruments." This standard requires disclosure of fair value information on financial instruments. (See Note B).

Property and Equipment: These assets are stated at cost. Major renewals and betterments are charged to the property accounts, while replacements and maintenance and repairs that do not improve or extend the lives of the respective assets are expensed currently. Depreciation is computed by the straight-line method over the estimated useful lives of related assets.

Software Development and Enhancement: The Company incurs certain costs to enhance its computer programs. All such costs are expensed as incurred. Expenditures for major software purchases are capitalized and amortized by the straight-line method over the estimated useful lives of the related assets.

Revenue Recognition: Revenues and the related costs of wages, salaries, and employment taxes from PBS activities of worksite employees are recognized in the period in which the employee performs the service. Revenue from Payroll activities includes those amounts billed for services rendered and investment income earned from ENS products.

Accounts Receivable: Accounts receivable consists primarily of amounts billed to clients for services rendered. In addition, PBS' accounts receivable includes certain unbilled receivables ($4,040,000 and $1,703,000 in 1996 and 1995, respectively) representing fees for worksite employees from the last pay period ending date through the financial statement date.

Deferred Revenue: The Company defers revenue on certain services billed in advance. The revenue is recognized upon completion of these services.

Reserve for Workers' Compensation: Workers' Compensation for PBS employees is provided under a large deductible insured plan. Since PBS has limited claims loss experience, the Company elected to record reserves for the deductible portion of workers compensation claims costs based on the maximum contractual loss exposure under their workers compensation insurance policy. Management believes that this is a conservative approach and the reserve is adequate to meet its obligations for open claims. As historical loss experience becomes available, the Company will modify its reserve requirements.

Certificates of Deposit, with an aggregate balance of $960,000 and $167,000 at May 31, 1996 and 1995 were pledged in conjunction with the PBS workers compensation insurance policy. The Company has a letter of credit in the amount of $650,000 at May 31, 1996 in conjunction with the workers' compensation policy. (See Note J).

Income Taxes: Effective June 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes." The cumulative effect of the accounting change was not material to net income for the year ended May 31, 1994.

Earnings Per Share: Earnings per share are based on the weighted average shares outstanding in each year and include the impact of a three-for-two stock split declared April 10, 1997. Common stock equivalents resulting from stock options have not been included as their impact is not material. (See Note D)

Cash Dividends Per Share: Cash dividends per share have been restated for prior years to include the effects of distributions made to the stockholders
of National Business Solutions, Inc.   Cash dividends per share as restated
for 1996 were $.17 as compared to $.15 as originally reported. The restatement had no effect on 1995 and 1994.

Stock-Based Compensation: The Company accounts for its Stock Option Plans under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," under which no compensation cost has been recognized.
In October, 1995, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," which defines a fair value method of accounting for stock based compensation plans, the effects of which can either be disclosed in the notes to the financial statements or recorded in the income statement. FAS No. 123 requires adoption no later than fiscal years beginning after December 15, 1995. Under this method, compensation is usually determined at the date of grant and amortized over the vesting period of the grant. The Company has not yet determined if it will elect to change to the new method, nor has it determined the effect the new standard will have on net income and earnings per share should the Company elect to make this change. Adoption of FAS No. 123 will have no effect on the Company's cash flows.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications: Certain amounts from prior years are reclassified to conform to 1996 presentations.

NOTE B -  INVESTMENTS

Investments consist of various government securities, investment grade municipal securities, and money market funds as follows:

_______________________________________________________________________________________________________________
                                                                 1996                           1995
                                                                         Market                        Market
Type of Issue (in thousands)                             Cost            Value          Cost           Value
_______________________________________________________________________________________________________________
Money Market Funds and Other Cash Equivalents         $ 344,503       $ 344,503      $ 255,827      $ 255,827

Securities -
  General Obligation Municipal Bonds                    145,830         145,076         93,560         94,068
  Pre-Refunded Municipal Bonds                          130,192         129,639        129,104        130,316
  Revenue Municipal Bonds                                72,953          72,611         63,094         63,344
  U.S. Treasury Bonds and Other                          11,123          10,613            379            236
                                                      _________________________________________________________
Total Securities                                        360,098         357,939        286,137        287,964
                                                      _________________________________________________________
    Total                                             $ 704,601       $ 702,442      $ 541,964      $ 543,791
_______________________________________________________________________________________________________________
Classification of Investments on Balance Sheets:                         1996                          1995
                                                      _________________________________________________________
  Investments                                                         $ 102,967                     $  70,954
  Electronic Network Services Investments                               599,475                       472,837
                                                      _________________________________________________________
                                                                      $ 702,442                     $ 543,791
_______________________________________________________________________________________________________________

The Company is exposed to credit risks from the possible inability of the borrowers to meet the terms of their bonds. In addition, the Company is exposed to interest rate risk as interest rate volatility may cause fluctuations in the market value and earnings potential of investments. The Company attempts to limit these risks by investing primarily in AAA and AA rated municipal securities, by limiting amounts that can be invested in any single instrument, and by investing in short to intermediate-term instruments whose market value is less sensitive to interest rate changes.

Cost, unrealized gains and losses, and estimated fair value of securities at May 31, 1996 and 1995, were as follows:

_________________________________________________________________________________________
                                              Gross          Gross          Estimated
SECURITIES                                 Unrealized      Unrealized          Fair
(in thousands)                  Cost          Gains          Losses           Value
_________________________________________________________________________________________
May 31, 1996                  $ 360,098       $   691        $ 2,850        $ 357,939
_________________________________________________________________________________________
May 31, 1995                  $ 286,137       $ 2,375        $   548        $ 287,964
_________________________________________________________________________________________

Net realized gains and losses on sales of available-for-sale securities are included in other income on the Consolidated Statements of Income. Gross realized gains and losses for 1996, 1995 and 1994, were as follows:
     ________________________________________________________________
     (In thousands)                1996          1995         1994
     ________________________________________________________________
     Gross realized gains         $3,770        $  299       $1,015

     Gross realized losses        $1,074        $  597       $  149

The amortized cost and estimated fair value of debt securities at May 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.
     ________________________________________________________________
                                                          Estimated
                                                             Fair
     (in thousands)                   Cost                  Value
     ________________________________________________________________
     Maturity Date
       1 Year or Less                $  5,176             $  5,226
       1 to 3 Years                   128,166              128,197
       3 Year and Over                226,756              224,516
                                  ___________________________________
        Total                        $360,098             $357,939
     ________________________________________________________________

NOTE C - LONG-TERM DEBT
Long-term debt consists of the following:
     ________________________________________________________________
     May 31 (in thousands)                  1996            1995
     ________________________________________________________________
     Industrial Revenue Bonds               $  -           $ 728

     Less current portion                      -             205
                                   __________________________________
                                            $  -           $ 523
_____________________________________________________________________

During the year ended May 31, 1996, operating cash was used to repay the remaining balance on the Industrial Revenue Bonds.

At May 31, 1996, the Company has available unsecured lines of credit from various banks totaling $200,000,000. No amounts were outstanding against the lines of credit at May 31, 1996.

NOTE D - STOCKHOLDERS' EQUITY

The Company declared three-for-two stock splits effected in the form of 50% stock dividends on outstanding shares on various dates during the fiscal years ended 1996, 1995 and 1994, as follows:

                  Stock Dividend     Payable to Holders     Stock Dividend
Fiscal Year     Declaration Dates        of Record         Distribution Dates
_____________________________________________________________________________
   1996          April 11, 1996        May 2, 1996           May 23, 1996
   1995          April 13, 1995        May 2, 1995           May 25, 1995
   1994           July 8, 1993        August 2, 1993        August 26, 1993
_____________________________________________________________________________

Earnings per share, dividends per share, weighted average shares outstanding and all applicable footnotes have been adjusted to reflect the stock splits noted above and a three-for-two stock split declared April 10, 1997.

   The Company reserved 2,812,500 shares of common stock for issuance under the 1995 Stock Incentive Plan. The 1992 and 1987 Stock Incentive Plans expired on August 31, 1995 and 1992, respectively; however, options to purchase 2,313,762 shares under these plans remain outstanding. Incentive or non-qualified options may be granted at prices not less than 100% of the fair market value of the common stock at the date of the grant, unless the employee owns more than 10% of the outstanding common stock, in which case the option price for incentive stock options only must not be less than 110% of the fair market value. Outstanding options are generally exercisable in cumulative annual installments ranging from 20% to 50% and expire up to ten years after the date of grant.

   The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the market value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and accordingly, recognizes no compensation expense for the stock option grants.

A summary of stock option activity is as follows:

     ______________________________________________________
                                              Number of
                                              Equivalent
                                                Shares
     ______________________________________________________
     Balance May 31, 1993                      2,604,405
       Issued                                    804,600
       Exercised                                (354,649)
       Canceled                                  (76,491)
                                             ______________
     Balance May 31, 1994                      2,977,865
       Issued                                    512,325
       Exercised                                (385,169)
       Canceled                                 (100,611)
                                             ______________
     Balance May 31, 1995                      3,004,410
       Issued                                    744,837
       Exercised                                (720,027)
       Canceled                                  (89,358)
                                             ______________
     Balance May 31, 1996                      2,939,862
     ______________________________________________________

     Exercisable May 31, 1996                  1,257,926
       Prices range from $1.99 to $12.15

NOTE E - INCOME TAXES

   Effective June 1, 1993, the Company adopted Statement of Accounting Standards No. 109, "Accounting for Income Taxes," which recognizes deferred tax assets and liabilities based on the future tax effects attributable to differences between the tax basis of an asset or liability and its reported amount in the financial statements. As allowed under the standard, prior years' financial statements have not been restated.

   Significant components of the deferred tax assets and liabilities as of May 31, 1996 and 1995 are as follows (in thousands):

Deferred tax assets:                                    1996        1995
__________________________________________________________________________
  Allowance for bad debts                             $  817       $  677
  Accrued vacation pay                                 1,391        1,255
  Reserve for future medical claims                      293          310
  Other expenses not currently deductible                903          655
  Unrealized loss on available-for-sale
     securities                                          867            -
Total deferred tax assets                             $4,271       $2,897
__________________________________________________________________________
Deferred tax liabilities:
  Revenue not subject to current taxes                $1,877       $1,297
  Depreciation                                           554          765
  Other                                                   76           57
  Unrealized gain on available-for-sale
     securities                                            -          764
__________________________________________________________________________
Total deferred tax liabilities                        $2,507       $2,883
__________________________________________________________________________
Net deferred tax assets                               $1,764       $   14
__________________________________________________________________________
Classification of Net Deferred Tax Assets:
  Current Assets                                      $2,180       $  778
  Other Liabilities                                   $ (416)      $ (764)
__________________________________________________________________________


Income tax expense consists of:
__________________________________________________________________________
                                    1996           1995           1994
__________________________________________________________________________
Current:
  Federal                         $ 15,400       $ 11,404        $  8,593
  State                              4,952          3,970           3,068
                                  ________________________________________
  Total Current                   $ 20,352       $ 15,374        $ 11,661

Deferred:
  Federal                              (18)           (31)           (662)
  State                                 20            (10)           ( 83)
                                  ________________________________________
  Total Deferred (credit)                2            (41)           (745)
                                  ________________________________________
                                  $ 20,354       $ 15,333        $ 10,916
__________________________________________________________________________

   Below is an analysis reconciling the statutory federal income tax rate to the effective tax rates shown in the Consolidated Statements of Income. For the three years included in the Consolidated Statements of Income, National Business Solutions, Inc. had elected to be taxed as a Subchapter S corporation under federal and state provisions. Accordingly, no tax provision was recorded for the corporation in these restated financial statements, resulting in a reduction of the overall effective tax rate.
__________________________________________________________________________
                                            1996        1995        1994
__________________________________________________________________________
Federal statutory rate                      35.0%       35.0%       35.0%
  Increase (decrease) resulting from:
  State income taxes, net of federal
   benefit                                   4.3         4.6         4.9
  Tax-exempt municipal bond interest       (11.3)      (11.9)      (11.3)
  Benefit from PBS income not subject
    to tax                                  (1.3)        (.9)        (.6)
  Other items                                 .3          .7         (.5)
                                         _________________________________
Effective Tax Rate                          27.0%       27.5%       27.5%
__________________________________________________________________________


NOTE F - COMMITMENTS & CONTINGENCIES

   The Company issued a letter of credit in January 1996, in the amount of $650,000 in conjunction with the workers' compensation insurance policy for 1996. Certificates of deposit totaling $650,000 are collateral to the letter of credit.

   The Company leases office space under the terms of various operating leases. Certain of the underlying agreements contain incentives eliminating or modifying lease payments at the inception of the lease. These incentives are amortized on a straight-line basis over the entire lease term. Amounts expected to be amortized within the next fiscal year are included in other accrued expenses. These amounts were $314,000 and $424,000 at May 31, 1996 and 1995, respectively.

   Rental expense for all leases on office facilities amounted to approximately $ 12,888,000 in 1996, $10,707,000 in 1995 and $9,499,000 in
1994.

   The Company also leases data processing equipment under various operating leases. These obligations extend through 2001. Related equipment lease payments were $ 2,455,000, $1,640,000 and $1,111,000 in 1996, 1995, and 1994,
respectively. All leases contain purchase options at prices representing the fair value of the equipment at the expiration of the lease term.

   Future minimum lease payments under various facilities and equipment operating leases consist of the following (in thousands):

                1997                             $12,321
                1998                               9,882
                1999                               7,446
                2000                               5,406
                2001                               2,480
                Thereafter                         1,171
                ________________________________________
                Total minimum lease payments     $38,706
__________________________________________________________________________

   The Company is a defendant in various lawsuits as a result of normal operations and in the ordinary course of business. Management believes the outcome of these lawsuits will not have a material effect on the financial position or results of operations of the company.

   The Company is contingently liable for the guaranteed appreciation of unregistered common stock issued as consideration in the September 29, 1995 acquisition of The Payroll Company (d/b/a Payday). The Company guarantees stock issued at $19.07 and not sold prior to September 29, 2000, will appreciate by a minimum of 20% to $22.87 or by approximately $1,000,000, over the five year period ending on September 29, 2000. The per share market value of Paychex stock at May 31, 1996 was $29.33 (See Note I).

NOTE G - EMPLOYEE BENEFITS

   Paychex has a 401(k) Incentive Retirement Plan which allows all employees with one or more years of service to participate. The Company currently matches 50% of an employee's voluntary contribution up to a maximum of 3% of eligible compensation. Company contributions were $2,127,000, $1,815,000, and $1,516,000 for 1996, 1995, and 1994, respectively.

   PBS sponsors and administers two 401(k) plans and one money purchase plan on behalf of its worksite and corporate employees. PBS clients, at their discretion, may contribute a matching contribution on behalf of each participating worksite employee. Total contributions on behalf of all employees were $867,000, $690,000 and $240,000 for 1996, 1995 and 1994.

NOTE H - SUPPLEMENTAL CASH FLOW DISCLOSURES

   Income tax payments totaled $17,672,000, $13,831,000, and $11,633,000 in
1996, 1995, and 1994, respectively.

NOTE I  -  MERGER AGREEMENTS

   Payroll Mergers

   On March 20, 1995, the Company and Pay-Fone Systems, Inc., a payroll service provider, agreed in principle that all of the outstanding common stock of Pay-Fone Systems, Inc. would be acquired by the Company in a business combination accounted for as a pooling of interests. Upon consummation of the merger on June 15, 1995, the stockholders of Pay-Fone Systems, Inc. received approximately 746,850 shares (497,900 shares prior to the May, 1997 split) of Paychex common stock. The merger did not have a significant impact on the Company's 1996 financial position and results of operations. As a result, prior year financial statements were not restated.

   On September 29, 1995, the Company acquired all of the outstanding stock of The Payroll Company, Inc. (d/b/a Payday), a payroll services company, in exchange for approximately 260,700 unregistered shares (173,800 shares prior to the May, 1997 split) of Company common stock with a fair value of $5,000,000 at the date of acquisition. The agreement included a guarantee that the stock issued in the acquisition, and not sold prior to September 29, 2000, will appreciate by a minimum of 20% over the five year period ending on September 29, 2000. (See Note F). The acquisition was accounted for as a purchase and recorded at the net present value of the guaranteed $6,000,000 purchase price. Goodwill of approximately $ 4,000,000 was recorded in Other Assets and is amortized on a straight line basis over 10 years.

   The results of operations of Payday are included in the accompanying financial statements from the date of acquisition and did not have a significant impact on the Company's 1996 financial position and results of operations.

   Merger Subsequent to May 31, 1996

   On August 26, 1996, the Company completed its merger with National Business Solutions, Inc. (NBS), now Paychex Business Solutions, Inc. (PBS) a professional employer organization headquartered in St. Petersburg, Florida. The outstanding common stock of NBS was exchanged for 4,401,744 shares (2,934,496 shares prior to the May, 1997 split) of Paychex common stock, valued at $140,000,000. The transaction was accounted for as a pooling of interests. Information included in these financial statements has been restated to reflect this merger.

The following is a reconciliation of the amounts of revenue and net income previously reported with restated amounts:

                                                                1996            1995            1994
                                                                _________________________________________
REVENUE
Consolidated Paychex, as previously reported                    $ 325,285       $ 267,176       $ 224,052

Paychex Business Solutions, Inc.                                  241,158         144,890          99,853
                                                                _________________________________________
Consolidated Paychex, as restated                               $ 566,443       $ 412,066       $ 323,905
                                                                =========================================

NET INCOME

Consolidated Paychex, as previously reported                    $  52,333       $  39,040       $  28,070

Paychex Business Solutions, Inc.                                    2,702           1,349             676
                                                                _________________________________________
Consolidated Paychex, as restated                               $  55,035       $  40,389       $  28,746
                                                                =========================================

EARNINGS PER SHARE                                              $     .51       $     .38       $     .27
                                                                =========================================

NOTE J - WORKERS COMPENSATION RESERVES

During 1995, PBS entered into a workers' compensation insurance policy for PEO employees whereby the maximum individual claims exposure is $350,000 and the aggregate claims exposure is limited to a percentage of workers' compensation payroll. As of May 31, 1996, PBS estimates this will result in a maximum liability of $2,100,000 when claims are ultimately resolved. The Company believes the reserve is sufficient to meet its obligations for open claims. The Company estimates that approximately $1,235,000 of the reserve, classified as a current liability, will be paid out in fiscal 1997. The remaining reserve of $865,000 is reported as a long-term liability at May 31, 1996.

NOTE K - SEGMENT INFORMATION

The Company operates in two major segments, Payroll and PEO/Human Resource Services (PEO/HRS). The Payroll segment is engaged in the preparation of payroll checks, internal accounting records and all Federal, state and local payroll tax returns for small to medium-sized businesses. The PEO/HRS segment specializes in providing small and medium-sized businesses with cost-effective outsourcing of human resource administration, employment regulatory compliance, workers' compensation coverage, health care and other employee related responsibilities. Consistent with PEO industry practice, revenue includes all amounts billed to clients for the services provided by the PEO/HRS segment. PEO/HRS also provides business owners who do not choose to be co-employers with employee handbooks, Section 125 plans and 401(k) plan recordkeeping services.

For the Year Ended May 31                                1996            1995            1994
(in thousands, except per share amounts)
Revenue
  Payroll                                             $ 309,517        $ 254,093       $ 215,663
  PEO/HRS                                               256,926          157,973         108,242
                                                      _____________________________________________
    Total Revenue                                       566,443          412,066         323,905

PEO/HRS Direct Costs                                    233,135          139,953          96,952
                                                      _____________________________________________
Revenue, Less PEO/HRS Direct Costs                      333,308          272,113         226,953

Operating Costs
   Payroll                                               93,333           75,837          66,453
   PEO/HRS                                                7,902            5,826           3,581
                                                      _____________________________________________
      Total Operating Costs                             101,235           81,663          70,034

Selling, General and Admin
   Payroll                                              143,421          122,325         107,185
   PEO/HRS                                               14,198           12,173           9,040
                                                      _____________________________________________
Total Selling, General and Admin                        157,619          134,498         116,225

Operating Income
   Payroll                                               72,762           55,931          42,025
   PEO/HRS                                                1,692               21          (1,331)
                                                      _____________________________________________
Total Operating Income                                   74,454           55,952          40,694

General Corporate Expenses                                4,532            3,688           3,252
Other Income - Net                                        5,467            3,458           2,220
                                                      _____________________________________________
Income Before Taxes                                   $  75,389        $  55,722       $  39,662
                                                      _____________________________________________

NOTE K - SEGMENT INFORMATION (CONT'D)

Identifiable Assets
   Payroll                                            $ 818,745        $ 639,201       $ 469,730
   PEO/HRS                                               12,840            8,165           5,056
                                                      _____________________________________________
Total Identifiable Assets                             $ 831,585        $ 647,366       $ 474,786
                                                      _____________________________________________
Depreciation & Amortization
   Payroll                                            $  13,720        $  10,820       $  11,030
   PEO/HRS                                                  343              279             215
                                                       ____________________________________________
Total Depreciation & Amortization                     $  14,063        $  11,099       $  11,245
                                                       ____________________________________________

Capital Expenditures
   Payroll                                            $  17,115        $  11,811       $  11,393
   PEO/HRS                                                  691              724             274
                                                       ____________________________________________
Total Capital Expenditures                            $  17,806        $  12,535       $  11,667
                                                       ____________________________________________

SELECTED FINANCIAL DATA
-----------------------

May 31
(dollars in thousands, except per share amounts)
Operating Data            1996         1995        1994       1993       1992
--------------            ----         ----        ----       ----       ----
Revenue                $566,443     $412,066      $323,905   $252,138   $183,680
Direct costs            233,135      139,953        96,952     60,434     21,775
Operating costs         101,235       81,663        70,034     61,877     53,700
Selling, general & adminis-
  trative expenses      162,151      138,186       119,477    102,893     89,393
Operating income         69,922       52,264        37,442     26,934     18,812
 Percent of revenue        12.3         12.7          11.6       10.7       10.2
Investment income net of
  interest expense        5,467        3,458         2,220      1,379        821
Income before income
  taxes                  75,389       55,722        39,662     28,313     19,633
 Percent of revenue        13.3         13.5          12.2       11.2       10.7
Net income               55,035       40,389        28,746     20,241     13,788
 Percent of revenue         9.7          9.8           8.9        8.0        7.5
Total assets            831,585      647,366       474,786    322,214    221,771
Long-term debt (including
  current portion)            0          728           948      1,634      2,024
Net income per share        .51          .38           .27        .19        .13
Cash dividends per share    .17          .10           .07        .04        .03

Note:  Per share amounts and average shares have been adjusted for three-for-two stock splits in May 1992, August 1993, May 1995, May 1996 and May 1997.
Note:  The Selected Financial Data presented above has been restated to reflect the change in reporting as explained in Note A of the Consolidated Financial Statements.

SUPPLEMENTARY FINANCIAL INFORMATION
-----------------------------------

(in thousands, except per share amounts)   Aug. 31  Nov. 30   Feb. 29   May 31    Year
                                          ________  ________  ________  ________  ________
1996
Revenue                                   $123,487  $129,911  $153,475  $159,570  $566,443
Direct costs                                45,628    49,832    66,310    71,365   233,135
Operating income                            16,283    17,080    17,108    19,451    69,922
Net income                                  12,781    13,475    13,789    14,990    55,035
Net income per share                           .12       .12       .13       .14       .51

                                           Aug. 31  Nov. 30   Feb. 28   May 31    Year
                                          ________  ________  ________  ________  ________
1995
Revenue                                   $ 91,827  $ 96,228  $108,996  $115,015  $412,066
Direct Costs                                27,990    31,427    38,946    41,590   139,953
Operating income                            13,090    13,096    12,429    13,649    52,264
Net income                                   9,753     9,827     9,818    10,991    40,389
Net income per share                           .09       .10       .09       .10       .38

Note: Per share amounts have been adjusted for three-for-two stock splits in May 1995, May 1996 and May 1997.

                       PAYCHEX, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                                                                   February 28,       May 31,
                                                                                      1997             1996
                                                                                   ------------       -------
ASSETS                                                                             (UNAUDITED)
                                                                                        (in thousands)
Current Assets
     Cash and cash equivalents                                                     $   47,097       $  19,999
     Investments                                                                      128,888         102,967
     Interest receivable                                                                8,532           7,385
     Trade accounts receivable                                                         42,076          42,076
     Prepaid expenses and other current assets                                          3,052           1,903
     Deferred income taxes                                                              3,283           2,180
                                                                                   ----------       ---------
                                                                                      232,928         176,510
     Electronic Network Services Investments                                          945,329         599,475
                                                                                   ----------       ---------
          Total Current Assets                                                      1,178,257         775,985


Property and Equipment
     Land and improvements                                                              2,787           2,787
     Buildings                                                                         24,645          24,145
     Data processing equipment                                                         48,315          43,439
     Furniture, fixtures and equipment                                                 42,774          37,921
     Leasehold improvements                                                             3,429           2,718
                                                                                   ----------       ---------
                                                                                      121,950         111,010

     Less allowance for depreciation and amortization                                  68,468          60,355
                                                                                   ----------       ---------
          Net Property and Equipment                                                   53,482          50,655

Other Assets                                                                            6,844           4,945
                                                                                   ----------       ---------
          Total Assets                                                             $1,238,583       $ 831,585
                                                                                   ==========       =========

                       PAYCHEX, INC. AND SUBSIDIARIES

                                                                                   February 28,       May 31,
                                                                                      1997             1996
                                                                                   ------------       -------
LIABILITIES AND STOCKHOLDERS' EQUITY                                               (UNAUDITED)
                                                                                        (in thousands)
Current Liabilities
     Trade accounts payable                                                        $    3,821       $   4,183
     Accrued compensation and related items                                            27,669          19,120
     Reserve for workers compensation                                                   2,014           1,235
     Accrued income taxes                                                               4,854             573
     Other accrued expenses                                                             9,929           5,941
     Deferred revenue                                                                   4,836           4,934
                                                                                   ----------       ---------
                                                                                       53,123          35,986
     Electronic Network Services client deposits                                      943,451         601,360
                                                                                   ----------       ---------
        Total Current Liabilities                                                     996,574         637,346

Other Liabilities
     Deferred income taxes                                                                141             416
     Reserve for workers compensation                                                     865             865
     Customer deposits                                                                  1,519           1,038
     Other long-term liabilities                                                        1,253             848
                                                                                   ----------       ---------
       Total Liabilities                                                            1,000,352         640,513

Stockholders' Equity
     Common Stock $.01 par value, authorized 150,000,000 shares:
       Issued 108,468,014 at February 28, 1997 and 71,632,456
       at May 31, 1996                                                                  1,085             716
     Additional Capital                                                                37,313          30,112
     Retained Earnings                                                                199,833         160,244
                                                                                   ----------       ---------
       Total Stockholders' Equity                                                     238,231         191,072
                                                                                   ----------       ---------
       Total Liabilities and Stockholders' Equity                                  $1,238,583       $ 831,585
                                                                                   ==========       =========

               See Notes to Consolidated Financial Statements.

                       PAYCHEX, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME
                                 (UNAUDITED)

                                                    Three Months Ended                          Nine Months Ended
                                                  ---------------------                       --------------------
                                                February 28,  February 29,                  February 28, February 29,
                                                  1997          1996                          1997         1996
                                                  ----          ----                          ----         ----
                                                             (in thousands, except per share amounts)
Payroll revenue                                 $ 97,934       $ 80,715                     $269,945       $228,339
PEO/HRS revenue                                   97,628         72,760                      261,158        178,534
                                                --------       --------                     --------       --------
Total Revenue                                   $195,562       $153,475                     $531,103       $406,873
                                                --------       --------                     --------       --------
PEO/HRS direct costs                              89,208         66,310                      238,210        161,770
Operating expenses                                30,233         26,835                       84,856         75,010
Selling, general & administrative expenses        51,099         43,222                      137,569        119,622
                                                --------       --------                     --------       --------
    Operating Income                              25,022         17,108                       70,468         50,471

Other income                                       1,764          1,447                        4,994          4,298
                                                --------       --------                     --------       --------
    Income Before Income Taxes                    26,786         18,555                       75,462         54,769

Income Taxes                                       7,500          4,766                       21,035         14,724
                                                --------       --------                     --------       --------

    Net Income                                  $ 19,286       $ 13,789                     $ 54,427       $ 40,045
                                                ========       ========                     ========       ========

    Earnings Per Share                          $    .18 *     $    .13 *                   $    .51 *     $    .37 *
                                                ========       ========                     ========       ========

    Cash Dividends Per Share                    $    .06 *     $    .04 *                   $    .16 *     $    .11 *
                                                ========       ========                     ========       ========

Weighted Average Shares Outstanding              108,346 *      107,091 *                    107,853 *      106,809 *
                                                ========       ========                     ========       ========

    * Adjusted for three-for-two stock splits in May, 1997 and May, 1996.
               See Notes to Consolidated Financial Statements.

                       PAYCHEX, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                Common Stock
                                            Shares                 Additional      Retained
(in thousands)                              Issued      Amount       Capital       Earnings        Total
____________________________________________________________________________________________________________
Balance at May 31, 1995                     46,988      $  470      $ 17,843       $123,663      $141,976
  Exercise of stock options                    217           2         1,995                        1,997
  Tax benefit from stock option
    transactions                                                          14                           14
  Shares issued in connection with the
    merger of Pay-Fone Systems, Inc.           332           3         2,921          1,866         4,790
  Shares issued in connction with the
    merger of The Payroll Company, Inc.
    (d/b/a Payday)                             116           1         3,851                        3,852
  Change in unrealized gains and losses
    on investments, net of income taxes
    of $463                                                                             688           688
  Dividends paid                                                                    (11,418)      (11,418)
  Net income                                                                         40,045        40,045
____________________________________________________________________________________________________________
Balance at February 29, 1996                47,653      $  476      $ 26,624       $154,844      $181,944
____________________________________________________________________________________________________________

Balance at May 31, 1996                     71,632      $  716      $ 30,112       $160,244      $191,072
  Exercise of stock options                    347           4         1,782                        1,786
  Tax benefit from stock option
    transactions                                                       5,382                        5,382
  Shares issued in connection with
    three-for-two stock split (April 1997)  35,815         358                         (358)            -
  Shares issued in connection with the
    merger of The Payroll Service, Inc.         83           1                         (168)         (167)
  Shares issued in connction with the
    merger of Olsen Computer, Inc.             591           6            37            370           413
  Change in unrealized gains and losses
    on investments, net of income taxes
    of $1,995                                                                         2,925         2,925
  Dividends paid                                                                    (17,607)      (17,607)
  Net income                                                                         54,427        54,427
____________________________________________________________________________________________________________
Balance at February 28, 1997               108,468      $1,085      $ 37,313       $199,833      $238,231
____________________________________________________________________________________________________________

                        PAYCHEX, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                                                                             Nine Months Ended
                                                                       -------------------------------
                                                                          February 28,    February 29,
                                                                            1997            1996
                                                                            ----            ----
                                                                               (in thousands)
OPERATING ACTIVITIES
   Net income                                                             $  54,427       $  40,045
   Adjustments to reconcile net income to cash provided
   by operating activities:
     Depreciation and amortization                                           13,673          12,762
     Net change in deferred income taxes                                     (3,372)         (1,438)
     Provision for bad debts                                                  1,186             657
     Net realized gain on sales of available-for-sale securities               (191)         (2,624)
     Changes in operating assets and liabilities:
        Trade accounts receivable                                            (1,187)           (232)
        Accrued interest receivable                                          (1,147)            280
        Prepaid expenses and other current assets                            (1,148)           (737)
        Trade accounts payable and other current liabilities                 16,455           9,007
        Deferred revenue                                                        (98)          2,397
        Reserve for workers compensation                                        778           2,022
        Customer deposits                                                       481             254
                                                                          ---------       ---------
Net Cash Provided by Operating Activities                                    79,857          62,393

INVESTING ACTIVITIES
     Investment purchases of available-for-sale securities                 (249,953)       (432,963)
     Proceeds from sales of available-for-sale securities                   152,909         335,814
     Proceeds from maturities of available-for-sale securities                2,125           9,682
     Net change in Electronic Network Services money market
       funds and other cash equivalents                                    (274,759)       (117,735)
     Net change in Electronic Network Services client deposits              342,091         180,271
     Additions to property and equipment, net of disposals                  (13,219)        (14,183)
     Net change in other assets                                              (2,167)           (618)
                                                                          ---------       ---------
     Net Cash Used in Investing Activities                                  (42,973)        (39,732)

FINANCING ACTIVITIES
     Payments on long-term debt                                                 -0-            (728)
     Proceeds and tax benefit from exercise of stock options                  7,415           1,973
     Dividends paid                                                         (17,607)        (11,418)
     Other                                                                      406               1
                                                                          ---------       ---------
     Net Cash Used in Financing Activities                                   (9,786)        (10,172)
                                                                          ---------       ---------
INCREASE IN CASH AND CASH EQUIVALENTS                                        27,098          12,489
Cash & Cash Equivalents, Beginning of Period                                 19,999          14,812
Cash obtained through acquisitions                                              -0-             812
                                                                          ---------       ---------
Cash & Cash Equivalents, End of Period                                    $  47,097       $  28,113
                                                                          =========       =========

                      See Notes to Financial Statements

                       PAYCHEX, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                              FEBRUARY 28, 1997

A) The accompanying unaudited consolidated financial statements of Paychex, Inc. and its wholly-owned subsidiaries have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
       Article 10 of Regulation S-X. Accordingly, the consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the information furnished herein reflects all adjustments (consisting of normal, recurring accruals) which are necessary for a fair presentation of the results for the interim period. Operating results for the three and nine-month periods ended February 28, 1997 are not necessarily indicative of the results that may be expected for the year ended May 31, 1997. The accompanying financial statements should be read in conjunction with financial statements and footnotes presented in the Company's Form 10-K and Annual Report for the year ended May 31, 1996.

B) Based upon the Company's review of the legal rights and obligations related to funds generated from Electronic Network Services' (ENS) taxpay and direct deposit products, these funds and related liabilities are included in the Balance Sheet as current assets and current liabilities.

C) All of the financial information contained herein has been restated to reflect a three-for-two stock split declared April 10, 1997. Financial information also includes the impact of the August, 1996 merger of Paychex and National Business Solutions, Inc., as well as the formation of the PEO/Human Resource Services business segment in the third quarter of fiscal 1997.

D) During the nine-month period ending February 28, 1997, 347,262 shares of stock were issued upon exercise of stock options.

       In addition, the Company granted stock options for approximately 1,189,500 shares, including approximately 921,000 shares related to a broad based stock option plan for it's employees.

E) On August 26, 1996, the Company completed its merger with National Business Solutions, Inc. (NBS), now Paychex Business Solutions, Inc.
       (PBS) a Professional Employer Organization, headquartered in St. Petersburg, Florida. The outstanding common stock of NBS was exchanged for 4,401,744 shares of Paychex Common Stock, valued at $140,000,000. The transaction was accounted for as a pooling of interests; therefore, prior period financial statements have been restated to reflect this merger.

       PBS is a leading Professional Employer Organization ("PEO"), which provides small and medium-sized businesses with an outsourcing solution to the complexities and costs related to employment and human resources.

F) On August 29, 1996, the Company acquired all of the outstanding stock of the Payroll Service, Inc., in exchange for approximately 82,500 shares of Paychex Common Stock in a business combination accounted for as a pooling of interests. Results of operations prior to the merger have not been restated as the effects would be immaterial.

G) On November 21, 1996, the Company acquired all of the outstanding stock of Olsen Computer Systems, Inc., now Paychex Computer Systems, Inc., in exchange for approximately 589,500 shares of Paychex Common Stock in a business combination accounted for as a pooling of interests. Results of operations prior to the merger have not been restated as the effects would be immaterial.

H) Certain amounts from the prior year are reclassified to conform to fiscal 1997 presentations.

I)     SEGMENT INFORMATION

       The Company operates in two major segments, Payroll and PEO/Human Resource Services (PEO/HRS). The Payroll Segment is engaged in the preparation of payroll checks, internal accounting records and all Federal, state and local payroll tax returns for small to medium-sized businesses. The PEO/HRS Segment specializes in providing small and medium-sized businesses with cost-effective outsourcing of human resource administration, employment regulatory compliance, workers' compensation coverage, health care and other employee related responsibilities. Consistent with PEO industry practice, revenue includes all amounts billed to clients for the services provided by the PEO/HRS Segment. PEO/HRS also provides business owners who do not choose to be co-employers with employee handbooks, Section 125 plans and 401(k) plan recordkeeping services.

                                                      Three Months Ended                  Nine Months Ended
                                                -------------------------------     -----------------------------
                                                  February 28,     February 29,      February 28,     February 29,
                                                    1997             1996              1997             1996
                                                    ----             ----              ----             ----
                                                                          (in thousands)
Revenue
   Payroll                                        $ 97,934         $ 80,715          $269,945         $228,339
   PEO/HRS                                          97,628           72,760           261,158          178,534
                                                  -------------------------          -------------------------
     Total Revenue                                 195,562          153,475           531,103          406,873

PEO/HRS Direct Costs                                89,208           66,310           238,210          161,770
                                                  -------------------------          -------------------------
Revenue, Less PEO/HRS Direct Costs                 106,354           87,165           292,893          245,103

Operating Costs
   Payroll                                          27,228           24,851            77,353           69,467
   PEO/HRS                                           3,005            1,984             7,503            5,543
                                                  -------------------------          -------------------------
     Total Operating Costs                          30,233           26,835            84,856           75,010

Selling, General and Admin
   Payroll                                          44,821           38,577           121,449          105,541
   PEO/HRS                                           4,488            3,679            11,137           10,439
                                                  -------------------------          -------------------------
     Total Selling, General and Admin               49,309           42,256           132,586          115,980

Operating Income
   Payroll                                          25,885           17,287            71,143           53,331
   PEO/HRS                                             927              787             4,308              782
                                                  -------------------------          -------------------------
     Total Operating Income                         26,812           18,074            75,451           54,113

General Corporate Expenses                           1,790              966             4,983            3,642
Other Income - Net                                   1,764            1,447             4,994            4,298
                                                  -------------------------          -------------------------
Income Before Taxes                               $ 26,786         $ 18,555          $ 75,462         $ 54,769
                                                  =========================          =========================

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Expenses of Issuance and Distribution

     The following expenses, other than underwriting discounts and commissions, will be incurred by Paychex in connection with this offering and are estimates, except for the registration fee:

  SEC registration fee          $ 20,519
  Attorney's fees               $ 15,000
  Accountant's fees             $ 17,000
  Printing fees                 $     20
                                --------
  Total estimate                $ 52,539

Item 15.  Indemnification of Directors and Officers

     Pursuant to the Delaware General Corporation Law, the Paychex, Inc. Certificate of Incorporation exculpates directors from liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but not for (1) breach of the duty of loyalty, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) paying a dividend or approving a stock repurchase which was illegal, or (4) any transaction from which the director derived improper personal benefit.

     Paychex has also entered into an Indemnity Agreement with each of its directors and executive officers whereby the corporation agrees (a) to indemnify the other party against all expenses, judgments, fines or penalties, actually and reasonably incurred in connection with the defense or settlement of a proceeding to the fullest extent permitted by law and (b) to advance expenses which the other party undertakes to repay if otherwise reimbursed or if ultimately determined that he is not entitled to reimbursement.

     In addition, Paychex has purchased an insurance policy which provides coverage for its directors and officers in certain situations where Paychex cannot directly indemnify such directors and officers.

Item 16.  Exhibits and Financial Schedules

Exhibit No.             Description

   2 Agreement and Plan of Merger, dated as of June 25, 1996, by and among Paychex, Inc., Paychex Merger Corp., National Business Solutions, Inc., Stuart G. Lasher, Steven M. Esrick, Glenn H. Singer and Robert P. Baerwalde, Jr. incorporated herein by reference to the Registrant's Form 8-K filed on June 25, 1996.

  23.1          Consent of Ernst & Young LLP

  23.2          Consent of Grant Thornton LLP

  24.1          Powers of Attorney

Item 17.  Undertakings

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on May 22, 1997. PAYCHEX, INC.

                       By:  /s/ John M. Morphy
                            _____________________________________
                            John M. Morphy, Vice President
                            Chief Financial Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on dates indicated.

     Name                          Title                         Date

/s/B. Thomas Golisano        Chairman of the Board,          May 22, 1997
________________________     Chief Executive Officer,
B. Thomas Golisano           President and Director

/s/John M. Morphy            Vice President, Chief           May 22, 1997
________________________     Financial Officer and
John M. Morphy               Secretary

       *                     Director                        May 22, 1997
________________________
Donald W. Brinckman

       *                     Director                        May 22, 1997
________________________
Steven D. Brooks

       *                     Director                        May 22, 1997
________________________
G. Thomas Clark

       *                     Director                        May 22, 1997
________________________
Phillip Horsley

       *                     Director                        May 22, 1997
________________________
Grant M. Inman

       *                     Director                        May 22, 1997
________________________
Harry P. Messina, Jr.

       *                     Director                        May 22, 1997
________________________
J. Robert Sebo

*By:  /s/John M. Morphy
___________________________________
John M. Morphy, as Attorney-in-Fact